Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED OCTOBER 24, 2023
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023, Supplement No. 2 dated September 5, 2023, Supplement No. 3 dated September 18, 2023, Supplement No. 4 dated October 4, 2023 and Supplement No. 5 dated October 10, 2023. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our entry into a second amendment to our second amended and restated loan agreement with Wells Fargo for our line of credit.

Operating Information

The section of our prospectus under "Operating Information—Indebtedness" beginning on page 102 is updated to include the following:

On October 11, 2023, a group of single purpose entities structured as limited liability companies (each a “Borrower” and collectively, the “Borrowers”), each of which has as its sole member the Operating Partnership, entered into a Second Amendment to Second Amended and Restated Revolving Loan Agreement and Omnibus Amendment to Loan Documents, dated as of October 11, 2023, by and among the Borrowers, Wells Fargo Bank, National Association, as administrative agent and lender (“Wells Fargo”), and the other lending institutions that may become parties thereto (the “Amendment”). We also serve as guarantor.

The Amendment amends the Second Amended and Restated Revolving Loan Agreement and Omnibus Amendment to Loan Documents, dated January 27, 2023, as amended, by and among the Borrowers and Wells Fargo (the "Wells Fargo line of credit"). The Amendment is effective as of September 6, 2023, and suspends certain covenants to account for the release of our Anaheim Hills Office Plaza property from the Wells Fargo line of credit, which release occurred in connection with the sale of such property on September 6, 2023. Pursuant to the Amendment, the suspended covenants shall remain suspended until the number of Borrowing Base Properties (as defined under the Wells Fargo line of credit) increases to seven or more. No other terms of the Wells Fargo line of credit were changed by the Amendment.